UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported)
August 10, 2020
Valhi, Inc.
(Exact name of registrant as specified in its charter)
Delaware	1-5467	87-0110150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5430 LBJ Freeway, Suite 1700, Dallas, Texas		75240-2620
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code
(972) 233-1700

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	VHI	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

A wholly owned subsidiary of Contran Corporation, a Delaware corporation (“Contran”), named Dixie Rice Agricultural L.L.C. (“Dixie Rice”) owns approximately 92% of the registrant’s outstanding common stock at June 30, 2020.  Prior to August 10, 2020, Contran also owned all 5,000 of the authorized, issued and outstanding shares of the registrant’s 6% Series A Preferred Stock, par value $.01 per share (such 5,000 shares, the “6% Series A Preferred Stock”).  The 6% Series A Preferred Stock was issued to Contran on March 29, 2007 in exchange for a $667.3 million income tax receivable owed by the registrant to Contran.  The 6% Series A Preferred Stock included the following terms and provisions:
•	liquidation preference of $133,466.75 per share, or an aggregate liquidation preference of $667.3 million;
•	entitled to receive a non-cumulative cash dividend at an annual rate of 6% of the aggregate liquidation preference only when authorized and declared by the registrant’s board of directors;
•	non-convertible, with no redemption or call features (either at registrant’s option or the option of the holder);
•	no voting rights, except in limited circumstances; and
•	not entitled to a preferential dividend right that is senior to the registrant’s shares of common stock.

Effective August 10, 2020, the registrant, Contran, and Dixie Rice entered into a Contribution Agreement (the “Agreement”).  Pursuant to the Agreement, on August 10, 2020, the 6% Series A Preferred Stock was voluntarily contributed to the capital of the registrant for no consideration and without issuance of additional securities by the registrant.  The registrant’s acceptance of such contribution and entering into the Agreement were approved by the registrant’s independent directors.  The registrant believes that the contribution is beneficial to all of its shareholders as it eliminates Contran’s rights under the 6% Series A Preferred Stock, including its right to a liquidation preference and to receive dividends on the preferred shares when and as declared by the registrant’s board.  The contribution is not expected to have a tax consequence to the registrant.

A copy of the Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference.  The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 10, 2020, following the contribution of the 6% Series A Preferred Stock to the registrant, the registrant filed a Certificate of Elimination with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the General Corporation Law of the State of Delaware. As a result, all matters in the registrant’s charter documents with respect to the 6% Series A Preferred Stock have been eliminated from the charter documents, and the 5,000 shares that were designated as 6% Series A Preferred Stock have been returned to the status of authorized but unissued shares of the preferred stock, $0.01 par value per share, of the registrant, without designation as to series. A copy of the Certificate of Elimination is attached as Exhibit 3.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	Item No.	Exhibit Index

	3.1*	Certificate of Elimination of 6% Series A Preferred Stock of the registrant
	10.1*	Contribution Agreement dated August 10, 2020 by and among the registrant, Contran Corporation and Dixie Rice Agricultural L.L.C.
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Valhi, Inc.
(Registrant)

By: /s/ Jane R. Grimm
Date: August 11, 2020	Jane R. Grimm, Vice President and Secretary